As filed with the Securities and Exchange Commission on October 12, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Advanced Disposal Services, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	90-0875845
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

90 Fort Wade Road

Ponte Vedra, Florida 32081

(Address of Registrant’s principal executive offices)

Advanced Disposal Waste Holdings Corp. 2012 Stock Incentive Plan

Advanced Disposal Services, Inc. 2016 Omnibus Equity Plan

(Full titles of the plans)

Michael K. Slattery, Esq.

General Counsel

Advanced Disposal Services, Inc.

90 Fort Wade Road

Ponte Vedra, Florida 32081

(904) 737-7900

(Name, address and telephone number of agent for service)

Copies to:

Doreen E. Lilienfeld, Esq.

Shearman & Sterling LLP

599 Lexington Avenue, New York, NY 10022

(212) 848-7171

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $.01 per share, to be registered under the Advanced Disposal Services, Inc. 2012 Stock Incentive Plan	4,616,337 (2)	$15.17 (3)	$70,029,832.29	$8,116.46
Common Stock, par value $.01 per share, to be registered under the Advanced Disposal Services, Inc. 2016 Omnibus Equity Plan	5,030,000	$18 (4)	$90,540,000	$10,493.59
TOTAL	9,646,337			$18,610.04

(1)	Pursuant to Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional shares of the Registrant’s common stock, $0.01 par value per share (“Common Stock”), which become issuable under the Advanced Disposal Waste Holdings Corp. 2012 Stock Incentive Plan (the “2012 Plan”) and under the Advanced Disposal Services, Inc. 2016 Omnibus Equity Plan (the “2016 Plan”), by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of the Registrant’s Common Stock.

(2)	These shares of Common Stock are being registered in connection with existing awards under the 2012 Plan and consist of options to purchase common stock of the Registrant, restricted share units and performance share units. These awards were originally issued with respect to shares of common stock of Advanced Disposal Waste Holdings Corp. (“Parent”) and were assumed by, and converted into awards based on the Common Stock of, the Registrant as the result of the merger of Parent with and into the Registrant with the Registrant as the surviving corporation. No additional awards will be granted under the 2012 Plan.

(3)	Calculated pursuant to Rule 457(h) under the Securities Act on the basis of the weighted average exercise price of options outstanding under the 2012 Plan.

(4)	With respect to shares available for future issuance, the Proposed Maximum Offering Price Per Share, estimated in accordance with Rule 457(c) and 457(h) under the Securities Act for purposes of calculating the registration fee, is $18, which is the initial public offering price set forth on the cover page of the Registrant’s prospectus dated October 5, 2016, relating to its initial public offering.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated as of their respective dates in this Registration Statement by reference.

(a)	the Registrant’s prospectus, dated October 5, 2016 (the “Prospectus”), filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act in connection with the registration statement on Form S-1, as amended (File No. 333-206508), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b)	the Registrant’s two Current Reports on Form 8-K (File No. 001-37904) filed with the Commission on October 12, 2016; and

(c)	the description of the Registrant’s Common Stock contained in the Prospectus, which description is incorporated by reference into the registration statement on Form 8-A filed with the Commission on October 5, 2016, and any amendment or report filed for the purpose of further updating such description.

All other documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s certificate of incorporation and bylaws contain provisions indemnifying its directors and officers to the fullest extent permitted by law. Prior to the completion of this offering, the Registrant entered into indemnification agreements with each of its directors which, in some cases, are broader than the specific indemnification provisions contained under Delaware law.

In addition, as permitted by Delaware law, the Registrant’s certificate of incorporation provides that no director will be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. The effect of this provision is to restrict the Registrant’s rights and the rights of its stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duty as a director, except that a director will be personally liable for: (a) any breach of his or her duty of loyalty to the Registrant or its stockholders; (b) acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law; (c) the payment of dividends or the redemption or purchase of stock in violation of Delaware law; or (d) any transaction from which the director derived an improper personal benefit. This provision does not affect a director’s liability under the federal securities laws. To the extent the Registrant’s directors, officers and controlling persons are indemnified under the provisions contained in the Registrant’s certificate of incorporation, the Registrant’s bylaws, Delaware law or contractual arrangements against liabilities arising under the Securities Act, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See attached Exhibit list.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned Registrant hereby undertakes that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ponte Vedra, State of Florida, on the 12th day of October, 2016.

ADVANCED DISPOSAL SERVICES, INC.

By:	/s/ Richard Burke

Name:	Richard Burke

Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints, Richard Burke, Steven R. Carn, Matthew Gunnelson, Michael Slattery and Jeffrey C. Everett, each of them severally, his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to sign any related registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 12th day of October, 2016.

Signature	Title

/s/ Richard Burke
Richard Burke	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Steven R. Carn
Steven R. Carn	Chief Financial Officer, Treasurer (Principal Financial Officer)

/s/ Matthew Gunnelson
Matthew Gunnelson	Chief Accounting Officer, Assistant Treasurer (Principal Accounting Officer)

/s/ Christopher Beall
Christopher Beall	Director

/s/ Bret Budenbender
Bret Budenbender	Director

Michael Koen	Director

/s/ John Miller
John Miller	Director

/s/ Jared Parker
Jared Parker	Director

/s/ Sergio Pedreiro
Sergio Pedreiro	Director

/s/ B. Clyde Preslar
B. Clyde Preslar	Director

/s/ Matthew Rinklin
Matthew Rinklin	Director

Exhibit Index

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description of Document

3.1	Amended and Restated Certificate of Incorporation of Advanced Disposal Services, Inc., effective as of October 12, 2016 (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on October 12, 2016).

3.2	Amended and Restated Bylaws of Advanced Disposal Services, Inc. (incorporated by reference to Exhibit 3.2 of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on October 12, 2016).

4.3	Advanced Disposal Waste Holdings Corp. 2012 Stock Incentive Plan (incorporated by reference to Exhibit 10.12 of the Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on September 11, 2013).

4.4	Advanced Disposal Waste Holdings Corp. Amended and Restated 2012 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on June 30, 2016).

4.5	Advanced Disposal Services, Inc. 2016 Omnibus Equity Plan.*

5	Opinion of Shearman & Sterling LLP regarding the legality of the securities being offered hereby.*

23.1	Consent of Ernst & Young LLP.*

23.2	Consent of Shearman & Sterling LLP (contained in Exhibit 5).*

24	Power of Attorney (included as part of the signature pages to this Registration Statement).*

*	Filed herewith